EXHIBIT 99.1

LHC Group Acquires Home Health Agency in Camden, Alabama

LAFAYETTE, La., Oct. 1, 2009 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today that it has acquired 100% of the home health assets of John Paul Jones Hospital located in Camden, Alabama.

The primary service area of this acquisition spans seven counties in Alabama, a Certificate of Need (CON) state. The estimated population of the service area is 163,000, with almost 15 percent over the age of 65. Combined net revenue for the Camden, Alabama, agency during the most recent 12 months was approximately $300,000. This acquisition is not expected to add materially to LHC Group's earnings in 2009.

Keith G. Myers, chief executive officer of LHC Group, said, "It is with great pleasure that I welcome the employees from the home health agency of John Paul Jones Hospital into our growing LHC Group family. We are proud to be part of Camden and the surrounding communities. As always, our commitment is to help people in these communities by providing the highest quality home health services available to the patients and families in these areas."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home nursing services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com